NEWS RELEASE
TSX: SCY
May 25, 2015
NR 15-5
www.scandiummining.com

Scandium International To File Amended Technical Report

Vancouver, B.C. – May 25, 2015 – Scandium International Mining Inc. (TSX:SCY) (“Scandium International” or the “Company”) announces that it will file an amended report on SEDAR titled “Amended Technical Report and Preliminary Economic Analysis on the Nyngan Scandium Project, NSW, Australia” (the "Amended Technical Report"), dated May 20, 2015. The Amended Technical Report does not change the results of the Preliminary Economic Assessment or underlying mineral resource model that was disclosed in the original report filed in October of 2014.

The Amended Technical report was filed as a result of a disclosure review by the British Columbia Securities Commission the details of which were announced in the Company’s news release dated May 14, 2015. The BCSC has now completed their review.

Qualified Persons

Mr. Willem Duyvesteyn, MSc, AIME, CIM, a director and Chief Technology Officer of Scandium International and a "qualified person" as defined in NI 43-101, has approved the technical information contained in this news release.

For further information, please contact:

George Putnam, President and CEO.

Tel: 928-208-1775

Email: info@scandiummining.com

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Certain statements in this news release are forward-looking statements, which reflect the expectations of management regarding its disclosure and amendments thereto, the technical disclosure review by the BCSC and related correspondence, and the actions taken by the Company to address comments of the BCSC. There can be no assurance that the events anticipated by such forward looking statements will occur as contemplated or at all. Forward looking statements in this news release reflect management’s view as at the date hereof. There is no guarantee that the Company will be able to address all comments of the BCSC set out in their disclosure review or in response to subsequent submission by the Company.

Cautionary Note to U.S. Investors Regarding Resource Estimates: The Company’s technical disclosure uses terms such as "indicated resources" and "measured resources" which are defined by the Canadian Institute of Mining, Metallurgy and Petroleum, and are required to be disclosed in accordance with Canadian National Instrument 43-101. The disclosure standards in the U.S. Securities and Exchange Commission's (SEC) Industry Guide 7 normally do not recognize information concerning these terms or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Accordingly, information concerning mineral deposits set forth in the Company’s disclosure documents may not be comparable with information presented by companies using only U.S. standards in their public disclosure.